EXHIBIT 99

EMC Insurance Group Inc. Reports 2014
Fourth Quarter and Year-End Results and
2015 Operating Income Guidance

Fourth Quarter Ended December 31, 2014
Operating Income Per Share - $1.14
Net Income Per Share - $1.19
Net Realized Investment Gains Per Share - $0.05
Catastrophe and Storm Losses Per Share - $0.21
Large Losses Per Share - $0.57
GAAP Combined Ratio - 92.5 percent

Year Ended December 31, 2014
Operating Income Per Share - $2.02
Net Income Per Share - $2.23
Net Realized Investment Gains Per Share - $0.21
Catastrophe and Storm Losses Per Share - $2.76
Large Losses Per Share - $1.72
GAAP Combined Ratio - 101.9 percent

2015 Operating Income Guidance - $2.75 to $3.00 per share

DES MOINES, Iowa (February 13, 2015) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) today reported operating income of $15,417,000 ($1.14 per share) for the fourth quarter ended December 31, 2014, compared to operating income of $12,489,000 ($0.95 per share) for the fourth quarter of 20131. For the year ended December 31, 2014, the Company reported operating income of $27,165,000 ($2.02 per share), compared to $37,671,000 ($2.88 per share) for the same period in 2013.

Net income, including realized investment gains and losses, totaled $16,154,000 ($1.19 per share) for the fourth quarter of 2014, compared to $15,835,000 ($1.20 per share) for the fourth quarter of 2013. For the year ended December 31, 2014, net income totaled $29,992,000 ($2.23 per share), compared to $43,519,000 ($3.33 per share) for the same period in 2013.

The Company’s GAAP combined ratio was 92.5 percent in the fourth quarter of 2014, compared to 94.6 percent in the fourth quarter of 2013. For the year ended December 31, 2014, the Company’s GAAP combined ratio was 101.9 percent, compared to 97.9 percent in 2013.

“We reported our best fourth quarter operating income per share since 2005, providing a strong finish to a somewhat challenging year,” stated President and Chief Executive Officer Bruce G. Kelley. “Both the property and casualty insurance segment and the reinsurance segment reported an underwriting profit in the fourth quarter, with the reinsurance segment posting a 74.4 percent combined ratio driven by favorable reserve development and minimal storm activity. As a result, operating income per share for the year exceeded the high end of our operating income guidance,” continued Kelley.

“We have made some significant changes to our executive management team as previously announced, and are well prepared for the challenges and opportunities that await us. We remain intent on increasing the value of our stockholders’ investment and plan to return to underwriting profitability in 2015,” Kelley concluded.

Premiums earned were flat for the fourth quarter of 2014, totaling $135,374,000 compared to $135,458,000 in the fourth quarter of 2013. In the property and casualty insurance segment, premiums earned increased 7.4 percent, with the majority of the increase attributable to rate level increases on renewal business, and to a lesser extent, growth in insured exposures. In the reinsurance segment, premiums earned decreased 22.9 percent due to an $8,714,000 decline in the amount of earned but not reported (EBNR) premiums recognized on pro rata contracts. As previously reported, management began reviewing the premium recognition period of all pro rata contracts during the third quarter. This review was completed during the fourth quarter, and was the primary driver of the decline in EBNR premiums. The decline in EBNR premiums did not have a material impact on 2014 net income because corresponding adjustments were made to incurred but not reported loss reserves, commission expense reserves and the cost of the excess of loss reinsurance protection. Without the reduction in EBNR premiums, earned premiums in the reinsurance segment would have increased approximately 3.2 percent in the fourth quarter and 2.7 percent for the year due to growth in existing accounts and the addition of some new business. For the year ended December 31, 2014, premiums earned increased 4.9 percent, with a 7.6 percent increase in the property and casualty insurance segment partially offset by a 3.6 percent decline in the reinsurance segment.

Catastrophe and storm losses totaled $4,415,000 ($0.21 per share after tax) in the fourth quarter of 2014, compared to $6,766,000 ($0.33 per share after tax) in the fourth quarter of 2013. Fourth quarter 2014 catastrophe and storm losses accounted for 3.3 percentage points of the combined ratio, which is equal to the Company’s most recent 10-year average for this period, but below the 5.0 percentage points experienced in the fourth quarter of 2013. For the year ended December 31, 2014, catastrophe and storm losses totaled $57,251,000 ($2.76 per share after tax), compared to $48,578,000 ($2.41 per share after tax) in 2013. On a segment basis, catastrophe and storm losses amounted to $1,725,000 ($0.08 per share after tax) and $40,226,000 ($1.94 per share after tax) in the property and casualty insurance segment, and $2,690,000 ($0.13 per share after tax) and $17,025,000 ($0.82 per share after tax) in the reinsurance segment, for the fourth quarter and year ended December 31, 2014, respectively.

The Company reported $9,870,000 ($0.47 per share after tax) of favorable development on prior years’ reserves during the fourth quarter of 2014, compared to $5,157,000 ($0.25 per share after tax) in the fourth quarter of 2013. For the year ended December 31, 2014, favorable development totaled $20,792,000 ($1.00 per share after tax), compared to $12,785,000 ($0.64 per share after tax) in 2013. The development amounts reported for the fourth quarter and year ended 2014 include $2,151,000 of favorable development that resulted solely from changes in the allocation of bulk reserves between the current and prior accident years, compared to $6,526,000 for the fourth quarter and year ended 2013. Development on prior years’ reserves resulting solely from changes in the allocation of bulk reserves between the current and prior accident years does not have an impact on earnings. This is due to the fact that such development is simply a mathematical by-product of the mechanical process used to reallocate total bulk reserves to the various accident years. Earnings are only impacted by changes in the total amount of carried reserves.

Excluding the development amounts that resulted solely from changes in the allocation of bulk reserves between accident years, the implied amounts of favorable (adverse) development that had an impact on earnings would be approximately $7,719,000 and $18,641,000 for the fourth quarter and year ended 2014, compared to ($1,369,000) and $6,259,000 for the same periods in 2013.

Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms, and should therefore not be considered a reliable factor in assessing the adequacy of the Company’s carried reserves. The most recent actuarial analysis of the Company’s carried reserves indicates that carried reserves remain within the top quartile of the range of reasonable reserves.

Large losses (which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses) increased to $11,891,000 ($0.57 per share after tax) in the fourth quarter of 2014 from $6,954,000 ($0.34 per share after tax) in the fourth quarter of 2013. Large losses remained elevated in the fourth quarter due primarily to an increase in the number of severe losses resulting from auto accidents impacting the commercial auto and commercial liability lines of business. For the year ended December 31, 2014, large losses increased to $35,673,000 ($1.72 per share after tax) from $22,240,000 ($1.10 per share after tax) in 2013.

Results for the fourth quarter and year ended December 31, 2014 reflect a significant reduction in the amount of net periodic pension and postretirement benefit costs allocated to the Company. Net periodic pension benefit costs declined to $170,000 and $680,000 for the fourth quarter and year ended December 31, 2014, compared to $753,000 and $3,013,000 for the same periods in 2013. This decline reflects an increase in the expected return on plan assets due to growth of the plan assets and a decline in the amount of net actuarial loss amortized into expense. Net periodic postretirement benefit cost changed significantly as a result of the plan amendment that was announced in the fourth quarter of 2013. The Company recognized net periodic postretirement benefit income of $771,000 and $3,083,000 for the fourth quarter and year ended December 31, 2014, compared to net periodic postretirement benefit expense of $728,000 and $2,912,000 in the same periods in 2013. The plan amendment created a large prior service credit that is being amortized into expense over a period of 10 years. In addition, the service cost and interest cost components of the revised plan’s net periodic benefit cost are significantly lower than those of the prior plan.

Net investment income increased 9.4 percent and 8.0 percent to $12,031,000 and $46,465,000 for the fourth quarter and year ended December 31, 2014, from $10,994,000 and $43,022,000 for the same periods in 2013. These increases reflect a higher average invested balance in fixed maturity securities and a significant increase in dividend income. Approximately $442,000 (1.0 percentage point) of the increase for the year resulted from the early payoff of a commercial mortgage-backed security during the first quarter of 2014 that was purchased at a significant discount to par value. The early payoff accelerated the accretion of the discount to par value, and therefore increased investment income.

Net realized investment gains totaled $737,000 ($0.05 per share) for the fourth quarter of 2014 compared to $3,346,000 ($0.25 per share) for the fourth quarter of 2013. For the year ended December 31, 2014, net realized investment gains totaled $2,827,000 ($0.21 per share), compared to $5,848,000 ($0.45 per share) for the same period in 2013. During the first quarter of 2014, the Company invested in a limited partnership that is designed to help protect the Company from a sudden and significant decline in the value of its equity portfolio. Included in the net realized investment gains reported for the fourth quarter and year ended December 31, 2014 are $482,000 and $1,850,000 of net realized investment losses attributed to the decline in the carrying value of this limited partnership.

At December 31, 2014, consolidated assets totaled $1.5 billion, including $1.4 billion in the investment portfolio, and stockholders’ equity totaled $502.9 million, an increase of 10.5 percent from December 31, 2013. Book value of the Company’s stock increased 8.4 percent to $37.08 per share, from $34.21 per share at December 31, 2013. Book value excluding accumulated other comprehensive income increased to $31.06 per share from $29.78 per share at December 31, 2013.

Management is projecting that 2015 operating income will be within a range of $2.75 to $3.00 per share. This guidance is based on a projected GAAP combined ratio of 97.8 percent for the year and investment income consistent with the amount reported in 2014. The projected GAAP combined ratio has a load of 11.0 points for catastrophe and storm losses.

The Company will hold an earnings teleconference call at noon Eastern time on Friday, February 13, 2015 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the fourth quarter and year ended December 31, 2014, as well as its expectations for 2015. Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054).

Members of the news media, investors and the general public are invited to access a live webcast of the conference call via the Company’s investor relations page at www.emcins.com/ir. The webcast will be archived and available for replay until May 13, 2015. A transcript of the teleconference will also be available on the Company’s website shortly after the completion of the teleconference.

About EMCI:
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;
•changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and
•other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income is a non-GAAP financial measure, calculated by excluding net realized investment gains from net income. The Company’s calculation of operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income. Therefore, the Company has provided the following reconciliation of the non-GAAP financial measure of operating income to the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.

The reconciliation of operating income to net income is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
($ in thousands)
Operating income	$15,417	$12,489	$27,165	$37,671
Net realized investment gains	737	3,346	2,827	5,848
Net income	$16,154	$15,835	$29,992	$43,519

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Quarter Ended December 31, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$109,665	$25,709	$—	$135,374
Investment income, net	8,691	3,344	(4)	12,031
Other income	111	1,194	—	1,305
	118,467	30,247	(4)	148,710
Losses and expenses:
Losses and settlement expenses	70,964	13,043	—	84,007
Dividends to policyholders	2,987	—	—	2,987
Amortization of deferred policy acquisition costs	18,873	5,479	—	24,352
Other underwriting expenses	13,282	603	—	13,885
Interest expense	84	—	—	84
Other expenses	253	—	411	664
	106,443	19,125	411	125,979
Operating income (loss) before income taxes	12,024	11,122	(415)	22,731
Realized investment gains	645	489	—	1,134
Income (loss) before income taxes	12,669	11,611	(415)	23,865
Income tax expense (benefit):
Current	2,142	2,434	(144)	4,432
Deferred	1,830	1,449	—	3,279
	3,972	3,883	(144)	7,711
Net income (loss)	$8,697	$7,728	$(271)	$16,154
Average shares outstanding				13,551,098
Per Share Data:
Net income (loss) per share - basic and diluted	$0.64	$0.57	$(0.02)	$1.19
Catastrophe and storm losses (after tax)	$0.08	$0.13	$—	$0.21
Large losses* (after tax)	$0.57	$—	$—	$0.57
Reported favorable development experienced on prior years' reserves (after tax)	$0.09	$0.38	$—	$0.47
Implied (adverse) favorable development that had an impact on earnings (after tax)	$(0.01)	$0.38	$—	$0.37
Dividends per share				$0.25
Other Information of Interest:
Net written premiums	$87,725	$27,627	$—	$115,352
Catastrophe and storm losses	$1,725	$2,690	$—	$4,415
Large losses*	$11,891	$—	$—	$11,891
Reported favorable development experienced on prior years' reserves	$(2,004)	$(7,866)	$—	$(9,870)
Favorable development that had no impact on earnings	2,151	—	—	2,151
Implied adverse (favorable) development that had an impact on earnings	$147	$(7,866)	$—	$(7,719)
GAAP Ratios:
Loss and settlement expense ratio	64.7%	50.7%	—	62.1%
Acquisition expense ratio	32.1%	23.7%	—	30.4%
Combined Ratio	96.8%	74.4%	—	92.5%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Quarter Ended December 31, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$102,112	$33,346	$—	$135,458
Investment income, net	7,975	3,022	(3)	10,994
Other income	172	(88)	—	84
	110,259	36,280	(3)	146,536
Losses and expenses:
Losses and settlement expenses	65,231	18,279	—	83,510
Dividends to policyholders	2,117	—	—	2,117
Amortization of deferred policy acquisition costs	17,904	7,321	—	25,225
Other underwriting expenses	15,543	1,803	—	17,346
Interest expense	84	—	—	84
Other expenses	197	—	373	570
	101,076	27,403	373	128,852
Operating income (loss) before income taxes	9,183	8,877	(376)	17,684
Realized investment gains	4,456	691	—	5,147
Income (loss) before income taxes	13,639	9,568	(376)	22,831
Income tax expense (benefit):
Current	2,510	2,576	(132)	4,954
Deferred	1,538	504	—	2,042
	4,048	3,080	(132)	6,996
Net income (loss)	$9,591	$6,488	$(244)	$15,835
Average shares outstanding				13,213,396
Per Share Data:
Net income (loss) per share - basic and diluted	$0.73	$0.49	$(0.02)	$1.20
Catastrophe and storm losses (after tax)	$0.13	$0.20	$—	$0.33
Large losses* (after tax)	$0.34	$—	$—	$0.34
Reported favorable development experienced on prior years' reserves (after tax)	$0.16	$0.09	$—	$0.25
Implied (adverse) favorable development that had an impact on earnings (after tax)	$(0.16)	$0.09	$—	$(0.07)
Dividends per share				$0.23
Other Information of Interest:
Net written premiums	$82,824	$35,963	$—	$118,787
Catastrophe and storm losses	$2,661	$4,105	$—	$6,766
Large losses*	$6,954	$—	$—	$6,954
Reported favorable development experienced on prior years' reserves	$(3,344)	$(1,813)	$—	$(5,157)
Favorable development that had no impact on earnings	6,526	—	—	6,526
Implied adverse (favorable) development that had an impact on earnings	$3,182	$(1,813)	$—	$1,369
GAAP Ratios:
Loss and settlement expense ratio	63.9%	54.8%	—	61.7%
Acquisition expense ratio	34.8%	27.4%	—	32.9%
Combined Ratio	98.7%	82.2%	—	94.6%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED
($ in thousands, except share and per share amounts)
Year ended December 31, 2014	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$422,381	$118,341	$—	$540,722
Investment income, net	33,509	12,968	(12)	46,465
Other income	695	2,236	—	2,931
	456,585	133,545	(12)	590,118
Losses and expenses:
Losses and settlement expenses	298,033	87,441	—	385,474
Dividends to policyholders	9,504	—	—	9,504
Amortization of deferred policy acquisition costs	72,768	26,274	—	99,042
Other underwriting expenses	54,385	2,441	—	56,826
Interest expense	337	—	—	337
Other expenses	793	—	1,584	2,377
	435,820	116,156	1,584	553,560
Operating income (loss) before income taxes	20,765	17,389	(1,596)	36,558
Realized investment gains	2,938	1,411	—	4,349
Income (loss) before income taxes	23,703	18,800	(1,596)	40,907
Income tax expense (benefit):
Current	3,688	4,150	(558)	7,280
Deferred	2,145	1,490	—	3,635
	5,833	5,640	(558)	10,915
Net income (loss)	$17,870	$13,160	$(1,038)	$29,992
Average shares outstanding				13,470,623
Per Share Data:
Net income (loss) per share - basic and diluted	$1.33	$0.98	$(0.08)	$2.23
Catastrophe and storm losses (after tax)	$1.94	$0.82	$—	$2.76
Large losses* (after tax)	$1.72	$—	$—	$1.72
Reported favorable development experienced on prior years' reserves (after tax)	$0.39	$0.61	$—	$1.00
Implied favorable development that had an impact on earnings (after tax)	$0.29	$0.61	$—	$0.90
Dividends per share				$0.94
Book value per share				$37.08
Effective tax rate				26.7%
Net income as a percent of beg. SH equity				6.6%
Other Information of Interest:
Net written premiums	$433,707	$118,903	$—	$552,610
Catastrophe and storm losses	$40,226	$17,025	$—	$57,251
Large losses*	$35,673	$—	$—	$35,673
Reported favorable development experienced on prior years' reserves	$(8,110)	$(12,682)	$—	$(20,792)
Favorable development that had no impact on earnings	2,151	—	—	2,151
Implied favorable development that had an impact on earnings	$(5,959)	$(12,682)	$—	$(18,641)
GAAP Ratios:
Loss and settlement expense ratio	70.6%	73.9%	—	71.3%
Acquisition expense ratio	32.3%	24.3%	—	30.6%

Combined Ratio	102.9%	98.2%	—	101.9%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share and per share amounts)
Year ended December 31, 2013	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$392,719	$122,787	$—	$515,506
Investment income, net	31,397	11,635	(10)	43,022
Other income	765	(305)	—	460
	424,881	134,117	(10)	558,988
Losses and expenses:
Losses and settlement expenses	260,917	72,370	—	333,287
Dividends to policyholders	10,864	—	—	10,864
Amortization of deferred policy acquisition costs	68,851	25,877	—	94,728
Other underwriting expenses	62,522	3,232	—	65,754
Interest expense	384	—	—	384
Other expenses	751	—	1,364	2,115
	404,289	101,479	1,364	507,132
Operating income (loss) before income taxes	20,592	32,638	(1,374)	51,856
Realized investment gains	7,525	1,472	—	8,997
Income (loss) before income taxes	28,117	34,110	(1,374)	60,853
Income tax expense (benefit):
Current	6,804	10,604	(481)	16,927
Deferred	178	229	—	407
	6,982	10,833	(481)	17,334
Net income (loss)	$21,135	$23,277	$(893)	$43,519
Average shares outstanding				13,086,612
Per Share Data:
Net income (loss) per share - basic and diluted	$1.61	$1.78	$(0.06)	$3.33
Catastrophe and storm losses (after tax)	$1.85	$0.56	$—	$2.41
Large losses* (after tax)	$1.10	$—	$—	$1.10
Reported favorable development experienced on prior years' reserves (after tax)	$0.36	$0.28	$—	$0.64
Implied favorable development that had an impact on earnings (after tax)	$0.03	$0.28	$—	$0.31
Dividends per share				$0.86
Book value per share				$34.21
Effective tax rate				28.5%
Net income as a percent of beg. SH equity				10.9%
Other Information of Interest:
Net written premiums	$405,049	$129,028	$—	$534,077
Catastrophe and storm losses	$37,262	$11,316	$—	$48,578
Large losses*	$22,240	$—	$—	$22,240
Reported favorable development experienced on prior years' reserves	$(7,281)	$(5,504)	$—	$(12,785)
Favorable development that had no impact on earnings	6,526	—	—	6,526
Implied favorable development that had an impact on earnings	$(755)	$(5,504)	$—	$(6,259)
GAAP Ratios:
Loss and settlement expense ratio	66.4%	58.9%	—	64.7%
Acquisition expense ratio	36.3%	23.7%	—	33.2%

Combined Ratio	102.7%	82.6%	—	97.9%

*Large losses are defined as losses greater than $500 for the EMC Insurance Companies pool, excluding catastrophe and storm losses.

CONSOLIDATED BALANCE SHEETS
	December 31, 2014	December 31, 2013
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,080,006 and $1,009,572)	$1,127,499	$1,027,984
Equity securities available-for-sale, at fair value (cost $123,972 and $113,835)	197,036	169,848
Other long-term investments	6,227	2,392
Short-term investments	53,262	56,166
Total investments	1,384,024	1,256,390

Cash	383	239
Reinsurance receivables due from affiliate	28,603	34,760
Prepaid reinsurance premiums due from affiliate	8,865	9,717
Deferred policy acquisition costs (affiliated $38,930 and $37,414)	39,343	37,792
Prepaid pension and postretirement benefits due from affiliate	17,360	23,121
Accrued investment income	10,295	9,984
Accounts receivable	1,767	1,080
Goodwill	942	942
Other assets (affiliated $4,900 and $4,780)	6,238	4,908
Total assets	$1,497,820	$1,378,933

LIABILITIES
Losses and settlement expenses (affiliated $650,652 and $600,313)	$661,309	$610,181
Unearned premiums (affiliated $230,460 and $218,788)	232,093	220,627
Other policyholders' funds (all affiliated)	10,153	8,491
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	8,559	13,522
Pension benefits payable to affiliate	4,162	3,401
Income taxes payable	3	1,530
Deferred income taxes	28,654	12,822
Other liabilities (affiliated $23,941 and $25,161)	25,001	28,149
Total liabilities	994,934	923,723

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 20,000,000 shares; issued and outstanding, 13,562,980 shares in 2014 and 13,306,027 shares in 2013	13,563	13,306
Additional paid-in capital	106,672	99,309
Accumulated other comprehensive income	81,662	59,010
Retained earnings	300,989	283,585
Total stockholders' equity	502,886	455,210
Total liabilities and stockholders' equity	$1,497,820	$1,378,933

INVESTMENTS
The Company had total cash and invested assets with a carrying value of $1.4 billion as of December 31, 2014 and $1.3 billion as of December 31, 2013. The following table summarizes the Company's cash and invested assets as of the dates indicated:

	December 31, 2014
			Percent of
	Amortized	Fair	Total	Carrying
($ in thousands)	Cost	Value	Fair Value	Value
Fixed maturity securities available-for-sale	$1,080,006	$1,127,499	81.5%	$1,127,499
Equity securities available-for-sale	123,972	197,036	14.2%	197,036
Cash	383	383	—%	383
Short-term investments	53,262	53,262	3.9%	53,262
Other long-term investments	6,227	6,227	0.4%	6,227
	$1,263,850	$1,384,407	100.0%	$1,384,407

	December 31, 2013
			Percent of
	Amortized	Fair	Total	Carrying
($ in thousands)	Cost	Value	Fair Value	Value
Fixed maturity securities available-for-sale	$1,009,572	$1,027,984	81.8%	$1,027,984
Equity securities available-for-sale	113,835	169,848	13.5%	169,848
Cash	239	239	—%	239
Short-term investments	56,166	56,166	4.5%	56,166
Other long-term investments	2,392	2,392	0.2%	2,392
	$1,182,204	$1,256,629	100.0%	$1,256,629

NET WRITTEN PREMIUMS
	Three Months Ended December 31, 2014		Year Ended December 31, 2014
	Percent of Net Written Premiums	Percent of Increase/(Decrease) in Net Written Premiums	Percent of Net Written Premiums	Percent of Increase/(Decrease) in Net Written Premiums
Property and Casualty Insurance
Commercial Lines:
Automobile	18.6%	11.1%	18.4%	12.0%
Liability	15.8%	9.3%	16.0%	9.8%
Property	17.3%	3.3%	18.3%	9.1%
Workers' compensation	14.1%	6.4%	16.3%	6.0%
Other	1.5%	(3.9)%	1.4%	(0.1)%
Total commercial lines	67.3%	7.2%	70.4%	9.1%

Personal Lines:
Automobile	4.6%	(8.4)%	4.3%	(9.0)%
Property	4.0%	3.1%	3.6%	(6.3)%
Liability	0.1%	8.2%	0.2%	9.8%
Total personal lines	8.7%	(3.3)%	8.1%	(7.5)%
Total property and casualty insurance	76.0%	5.9%	78.5%	7.1%

Reinsurance:
Pro rata (1)	8.2%	(46.8)%	7.7%	(21.0)%
Excess of loss (1)	15.8%	(0.2)%	13.8%	1.6%
Total reinsurance	24.0%	(23.2)%	21.5%	(7.8)%
Total	100.0%	(2.9)%	100.0%	3.5%

(1) Includes $532,146 negative portfolio adjustment related to the January 1, 2013 decreased participation in the MRB pool.